CONTACT:	Michelle Zeisloft	FOR IMMEDIATE RELEASE
	Cooper Tire & Rubber Company	December 30, 2010
(419) 423-1321
mrzeisloft@coopertire.com

Cooper Tire Names New President of its North America Tire Operations

FINDLAY, OHIO, DECEMBER 30, 2010 – COOPER TIRE & RUBBER COMPANY (NYSE: CTB) announced today the appointment of Christopher E. Ostrander to President, North America Tire Operations (NATO) effective January 17, 2011. Ostrander, who assumes leadership of NATO from Cooper's Chairman, President and CEO Roy Armes, will also serve on the company's Executive Committee and as an officer of Cooper Tire & Rubber Company.

Ostrander is taking the helm of Cooper's more than $2 billion North America operations which produces passenger car and light truck tires, primarily for sale in the US replacement market. This operation's footprint also includes wholly owned subsidiary, Mickey Thompson, a developer and distributor of specialty and off-road tires.

Ostrander joins Cooper from Eaton Corporation, where he was most recently Vice President and General Manager of the Torque Control Products Division, a position he has held since 2008 and one which was expanded in 2009 to include global sales and marketing responsibility for the Commercial Vehicle and Aftermarket Group for Eaton Automotive. Ostrander joined Eaton Corporation in 2004 as Director of Sales for the Automotive Group, moving to the Mirror Controls Division where he was Business Unit Manager from 2005 to 2006. He expanded his responsibilities in successive moves to Multi-Business Unit Manager from 2006 to 2007 and General Manager from 2007 to 2008 while running additional Eaton operations, including the Fuel Vapor Division and Performance Products Division.

Prior to joining Eaton, Ostrander held significant leadership roles with the United States Army Corps of Engineers and the BOC Group PLC, a multinational manufacturer and distributor of industrial gases. Ostrander joined the Army Corps of Engineers upon his graduation from West Point in 1991 and was honorably discharged as a Captain in 1997. Joining the BOC Group in 1998, he advanced to Vice President of Sales and Marketing for their Distribution Network before joining Eaton Corporation.

In announcing Ostrander's decision to join the Cooper team, Armes said, "I am pleased to announce Chris' appointment to our executive team. His energy, talent and outstanding leadership experience will be invaluable in helping us achieve our growth initiatives and strategic objectives."

In addition to a B.S. degree in Mechanical Engineering from the United States Military Academy, Ostrander holds an M.S. degree in Engineering Management from the University of Missouri at Rolla, and an M.B.A. from the University of Michigan.

About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company is a global company with affiliates, subsidiaries and joint-ventures that specialize in the design, manufacture, marketing and sales of passenger car and light truck tires and has subsidiaries that specialize in medium truck, motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information on Cooper Tire, visit www.coopertire.com, www.facebook.com/coopertire, or www.twitter.com/coopertire.

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